Exhibit (a)(1)

AGREEMENT AND DECLARATION OF TRUST

OF

MADARA AI & FRONTIER TECHNOLOGIES FUND

(a Delaware Statutory Trust)

Dated as of October 22, 2026

THIS AGREEMENT AND DECLARATION OF TRUST is made as of October 22, 2026 by the Trustee(s) named hereunder for the purpose of forming a Delaware statutory trust in accordance with the provisions hereinafter set forth.

NOW, THEREFORE, the Trustees do hereby declare that the Trustees, and any successor Trustees, will hold IN TRUST all cash, securities, and other assets which the Trust now possesses or may hereafter acquire from time to time in any manner, and will manage and dispose of the same for the benefit of the Shareholders of the Trust, upon the terms hereinafter set forth.

ARTICLE I

NAME AND DEFINITIONS

Section 1. Name.

This Trust shall be known as “Madara AI & Frontier Technologies Fund” (the “Trust”), and, so far as may be practicable, the Trustees shall conduct the Trust’s activities, execute all documents, and sue or be sued under that name. The Trustees may, without Shareholder approval, change the name of the Trust or of any Class by an instrument in writing, provided that notice of any such change shall be given to affected Shareholders within a reasonable time thereafter, which notice shall be deemed given if the changed name is reflected in the Trust’s Registration Statement or any supplement or amendment thereto.

Section 2. Definitions.

Whenever used herein, unless the context otherwise requires or as otherwise specifically provided herein, the following terms shall have the following meanings:

(a) “1940 Act” means the Investment Company Act of 1940, as amended from time to time, and the rules, regulations, and orders thereunder.

(b) “Adviser” means Madara Fund Advisors LLC, a Delaware limited liability company, or any successor investment adviser to the Trust.

(c) “Board of Trustees” or “Board” means the Trustees acting as a board, including a sole Trustee serving pursuant to Article IV, Section 1.

(d) “By-Laws” means the By-Laws of the Trust, as amended, restated, or supplemented from time to time, which are expressly incorporated herein by reference as part of the Trust’s governing instrument within the meaning of the Delaware Act.

(e) “Cause” means, with respect to the removal of a Trustee, (i) willful misconduct, dishonesty, or fraud on the part of the Trustee in the conduct of the Trustee’s office; (ii) being indicted for, pleading guilty to, or being convicted of, a felony; or (iii) in the case of a Trustee who was appointed or elected as an Independent Trustee, ceasing to qualify as an Independent Trustee.

(f) “Certificate of Trust” means the certificate of trust of the Trust filed with the Secretary of State of the State of Delaware in accordance with the Delaware Act, as amended or amended and restated from time to time.

(g) “Class” means a class of Shares established and designated by the Trustees pursuant to Article III hereof.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

(i) “Commission” means the United States Securities and Exchange Commission.

(j) “Covered Person” means a Person who is or was a Trustee, officer, employee, or agent of the Trust, or who is or was serving at the request of the Trustees as a director, trustee, partner, officer, employee, or agent of another organization in which the Trust has an interest as a shareholder, creditor, or otherwise; but excluding any Person acting in the capacity of investment adviser, sub-adviser, or principal underwriter to the Trust, whose rights to indemnification, if any, shall be governed solely by its contract with the Trust.

(k) “Declaration” or “Declaration of Trust” means this Agreement and Declaration of Trust, as amended, supplemented, or amended and restated from time to time.

(l) “Delaware Act” means the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq., as amended from time to time.

(m) “Independent Trustee” means a Trustee who is not an “interested person” of the Trust, as that term is defined in Section 2(a)(19) of the 1940 Act. For purposes of this Declaration (but not for purposes of the 1940 Act), a determination by the Trustees, made in good faith, that a Trustee is an Independent Trustee shall be conclusive.

(n) “Interested Person” has the meaning given that term in the 1940 Act.

(o) “Net Asset Value” means the net asset value of a Share, of the Trust, or of a Class, as applicable, determined in the manner provided in Article VI hereof.

(p) “Person” means and includes natural persons, corporations, partnerships, limited partnerships, business trusts, statutory trusts, limited liability companies, associations, joint ventures, estates, nominees, and any other legal or commercial entity, whether acting in an individual, fiduciary, or other capacity.

(q) “Registration Statement” means the Trust’s registration statement or statements on Form N-2 filed with the Commission, as in effect from time to time, including the prospectus and statement of additional information forming a part thereof.

(r) “Shareholder” means a record holder of Outstanding Shares.

(s) “Shares” means the transferable units of beneficial interest into which the beneficial interest in the Trust is divided from time to time, including fractional Shares, and including any Class or series thereof.

(t) “Outstanding Shares” means Shares shown on the books of the Trust or its transfer agent as issued and outstanding, but excludes Shares repurchased or redeemed by the Trust.

(u) “Trustees” means the Person or Persons who have signed this Declaration and all other Persons who may from time to time be duly elected or appointed and qualified to serve as trustees of the Trust in accordance with Article IV hereof, so long as they continue to serve in that capacity.

(v) “Trust” means Madara AI & Frontier Technologies Fund, the Delaware statutory trust established by this Declaration and the Certificate of Trust.

(w) “Trust Property” means any and all property, real or personal, tangible or intangible, at any time owned or held by or for the account of the Trust.

ARTICLE II

PURPOSE OF TRUST

The purpose of the Trust is to conduct, operate, and carry on the business of a closed-end, non-diversified management investment company registered under the 1940 Act, investing principally in limited partnership interests and other equity or equity-related interests in private venture capital, growth equity, and private equity funds predominantly focused on artificial intelligence and other frontier technologies, together with co-investments alongside the managers of such funds and securities received by the Trust when an underlying fund distributes portfolio holdings in kind, and to do any and all acts and things as are necessary, convenient, appropriate, incidental, or customary in connection therewith, both within and outside the State of Delaware, and, without limiting the foregoing, to exercise all powers conferred by the Delaware Act upon a Delaware statutory trust, in each case subject to the 1940 Act.

ARTICLE III

SHARES OF BENEFICIAL INTEREST

Section 1. Beneficial Interest.

The beneficial interest in the Trust shall be divided into Shares, and the Trust is authorized to issue an unlimited number of Shares. The Trustees may, without Shareholder approval except as required by the 1940 Act, establish and designate one or more Classes or series of Shares, having such rights, preferences, privileges, limitations, and other terms as the Trustees determine. All Shares, when issued in accordance with the terms of this Declaration, shall be fully paid and non-assessable.

Section 2. Other Securities.

Subject to Section 18 of the 1940 Act, the Trustees may authorize and issue such other securities of the Trust as they determine to be necessary, desirable, or appropriate, including debt securities and preferred shares, having such terms, rights, preferences, privileges, limitations, and restrictions as the Trustees see fit. Any preferred shares shall carry the rights to elect Trustees required by Section 18(a)(2)(C) of the 1940 Act, and those rights shall apply notwithstanding Article IV, Section 2 and Article V, Section 2(a).

Section 3. Transfer of Shares.

Except as otherwise provided by the Trustees, Shares shall be transferable on the records of the Trust only by the record holder thereof or by its agent duly authorized in writing, upon delivery to the Trustees or a transfer agent of the Trust of a duly executed instrument of transfer, together with such evidence of the genuineness of the execution and authorization and of other matters (including compliance with any securities laws and contractual restrictions) as may reasonably be required. Upon such delivery the transfer shall be recorded on the register of the Trust. Until such record is made, the Shareholder of record shall be deemed to be the holder of such Shares for all purposes hereof, and neither the Trustees nor any transfer agent or registrar nor any officer, employee, or agent of the Trust shall be affected by any notice of the proposed transfer. Any Person becoming entitled to any Shares in consequence of the death, bankruptcy, or incompetence of any Shareholder, or otherwise by operation of law, shall be recorded on the register as the holder of such Shares upon production of proper evidence thereof to the Trustees or a transfer agent of the Trust, but until such record is made, the Shareholder of record shall be deemed to be the holder of such Shares for all purposes hereof, and neither the Trustees nor any transfer agent or registrar nor any officer or agent of the Trust shall be affected by any notice of such death, bankruptcy, incompetence, or other operation of law.

Section 4. Register of Shares.

A register of Shares shall be maintained by the Trust or its transfer agent, which register shall be conclusive as to the identity of Shareholders of record and the number of Shares held by each.

Section 5. Transfer Agent and Registrar.

The Trustees may employ a transfer agent or agents and a registrar or registrars with respect to the Shares, upon such terms as the Trustees deem advisable.

Section 6. Notices.

Any and all notices to which any Shareholder may be entitled, and any and all communications, shall be given in the manner provided in the By-Laws.

Section 7. Status of Shares.

Shares shall be personal property giving Shareholders only the rights specifically set forth in this Declaration. Ownership of Shares shall not entitle a Shareholder to any title in or to the whole or any part of the Trust Property, or right to call for a partition or division of the same, or for an accounting. Shares shall have no preemptive or other subscription rights and no conversion rights. Every Shareholder, by virtue of purchasing Shares and becoming a Shareholder, shall be held to have expressly assented and agreed to the terms of this Declaration and the By-Laws and to have become a party hereto.

Section 8. Issuance of Shares.

The Trustees may, from time to time, without Shareholder approval except as required by the 1940 Act, issue Shares to such Persons and for such consideration as the Trustees deem advisable, including for cash or for securities (which may include limited partnership interests or other equity interests in private funds or portfolio companies contributed to the Trust), or a combination thereof, and, in connection with any such issuance, the Trust may acquire other assets, including assets subject to, and in connection with the assumption of, liabilities. Shares may be issued for property other than cash or securities only as and to the extent permitted by Section 23(a) of the 1940 Act. Nothing in this Section 8 shall be construed to permit the sale of Shares at a price below the then-current net asset value per Share except to the extent permitted by Section 23(b) of the 1940 Act.

Section 9. Limitation of Personal Liability.

No Shareholder shall be personally liable for the debts, liabilities, obligations, or expenses incurred by, contracted for, or otherwise existing with respect to, the Trust, except by reason of the Shareholder’s own acts or conduct. Neither the Trust nor any Trustee, officer, employee, or agent of the Trust has any power to bind any Shareholder personally, or to call upon any Shareholder for the payment of any sum of money or assessment other than as the Shareholder may at any time personally agree to pay. Shareholders shall have the same limitation of personal liability as is extended to shareholders of a private corporation for profit incorporated under the laws of the State of Delaware, to the extent such limitation is greater than that specifically provided in this Section 9.

Section 10. Derivative Actions.

(a) No Shareholder may bring or maintain any action in the right of the Trust to recover a judgment in its favor (a “derivative action”) unless each of the following conditions is met:

(i) each Shareholder bringing the action (each, a “Complaining Shareholder”) was a Shareholder at the time of the act or omission complained of, or acquired Shares afterward by operation of law from a Person who was a Shareholder at that time;

(ii) Shareholders eligible to bring the derivative action under the Delaware Act who hold, in the aggregate, at least ten percent (10%) of the Outstanding Shares of the Trust, or of the Class to which the action relates, join in bringing the action; and

(iii) except as provided in paragraph (b) below, the Complaining Shareholders have, prior to commencing the action, made a written demand upon the Trustees requesting that the Trustees cause the Trust to bring the action.

(b) A demand under paragraph (a)(iii) shall be deemed not likely to succeed, and is therefore excused, only if a majority of the Trustees, or a majority of any committee the Board of Trustees has established to consider the merits of the action, is interested in the transaction or conduct that is the subject of the action, or is otherwise not capable of making an independent and disinterested determination with respect to it.

(c) Where a demand is required, the Trustees, or a committee of Trustees designated to consider the demand, shall be afforded a reasonable time, not to exceed ninety (90) days from receipt of the demand (which period the Trustees or such committee may extend by up to sixty (60) additional days upon a good-faith determination that more time is needed to investigate the claim), to consider the demand and investigate its basis, and may retain counsel or other advisers, at the expense of the Trust, in doing so. If the Trustees, or such committee, determine in good faith that maintaining the action is not in the best interests of the Trust, the demand shall be rejected, and the Complaining Shareholders may not maintain the action unless they first sustain the burden of proving to the court that the decision not to pursue the action was not a good-faith exercise of business judgment. The Trustees may require an undertaking by the Complaining Shareholders to reimburse the Trust for the expense of any advisers retained under this Section 10 if the Trustees determine not to pursue the action.

(d) This Section 10 shall not apply to any claim arising under the federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, and the 1940 Act.

Section 11. Direct Actions.

To the fullest extent permitted by Delaware law, a Shareholder may not bring a direct action against the Trust or the Trustees except to enforce such Shareholder’s right to vote, or such Shareholder’s rights to distributions or to Trust records, under the Delaware Act, and Shareholders bringing any such direct action must hold, in the aggregate, at least ten percent (10%) of the Outstanding Shares of the Trust, or of the Class to which the action relates. This Section 11 shall not apply to any claim arising under the federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, and the 1940 Act.

Section 12. Indemnification of Shareholders.

In case any Shareholder or former Shareholder of the Trust shall be held personally liable solely by reason of being or having been a Shareholder, and not because of that Shareholder’s own acts or omissions, the Shareholder or former Shareholder shall be entitled, out of the assets of the Trust, to be held harmless from and indemnified against all loss and expense arising from such liability, in accordance with applicable law.

Section 13. Reports.

The Trust shall furnish to Shareholders such annual and other periodic reports as are required by the 1940 Act or other applicable law.

ARTICLE IV

TRUSTEES

Section 1. Number and Qualification.

Prior to the appointment of additional Trustees in accordance with Section 4 of this Article IV, there may be a sole initial Trustee, who shall be the signatory hereto. Thereafter, the number of Trustees shall be fixed from time to time by a written instrument signed by the sole initial Trustee or by a majority of the Trustees then in office, provided that, once three (3) or more Trustees have been appointed or elected, the number of Trustees shall thereafter be no fewer than three (3) nor more than eleven (11), and provided further that no reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of that Trustee’s term. Each Trustee shall be a natural person. Trustees need not own Shares and may succeed themselves in office.

Section 2. Term and Election; Classified Board.

The Board of Trustees shall be divided into three classes, designated Class I, Class II, and Class III, as nearly equal in number as possible. Prior to the date Shares are first sold pursuant to a public offering, the Trustees then in office shall allocate the Trustees among the three classes, and may from time to time before that date alter that allocation; any Trustee not so allocated shall be allocated by the Trustees at their first meeting after that date. The term of office of the Class I Trustees shall expire on the date of the first annual meeting of Shareholders following the effective date of the Trust’s initial registration statement under the Securities Act of 1933; the term of office of the Class II Trustees shall expire on the date of the second such annual meeting; and the term of office of the Class III Trustees shall expire on the date of the third such annual meeting. Upon the expiration of the term of a class, the Trustees of that class shall be elected for a term expiring on the date of the third annual meeting of Shareholders following such election, and each Trustee shall serve until a successor is elected and qualifies. At each annual meeting, only the class of Trustees whose term expires at that meeting shall be elected by the Shareholders. There shall be no cumulative voting in the election of Trustees.

Section 3. Resignation and Removal.

(a) Any Trustee may resign by written instrument signed by the Trustee and delivered to the Chair of the Board, the President, the Secretary, or any other Trustee, which resignation shall take effect upon delivery or upon such later date as is specified in the instrument.

(b) A Trustee may be removed by the Shareholders only for Cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the Shares entitled to vote in the election of Trustees, cast at a meeting of Shareholders called by the Board of Trustees, the Chair of the Board, or the President in accordance with Article V, Section 1, the notice of which, as given by the Trust, specifies the removal of that Trustee as a purpose of the meeting. No proposal to remove a Trustee may be brought before any meeting of Shareholders except as so specified in the Trust’s notice of the meeting. Whether Cause exists for purposes of this paragraph (b), and whether to call a meeting to consider the removal of a Trustee, shall be determined by the Board of Trustees in its sole discretion, and no Shareholder shall have any right to require that such a meeting be called.

(c) A Trustee may be removed by action of the Trustees only on the following grounds and only as provided in this paragraph (c): (i) the Trustee has pleaded guilty to, or been convicted of, a felony; or (ii) in the case of a Trustee who was appointed or elected as an Independent Trustee, the Trustee has ceased to qualify as an Independent Trustee. Removal under this paragraph (c) shall be effected by a written instrument signed by a majority of the Trustees then in office other than the Trustee whose removal is sought, which majority shall include a majority of the Independent Trustees then in office other than that Trustee, specifying the ground for removal and the date on which the removal becomes effective, after the Trustees have given that Trustee written notice of the proposed removal and a reasonable opportunity to be heard. Any determination under clause (ii) shall be made in good faith. Except as provided in this paragraph (c), no Trustee may be removed by action of the Trustees.

(d) Any Trustee who requests in writing to be retired, or who has died or become physically or mentally incapacitated, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of retirement.

(e) Except as otherwise expressly agreed in writing with the Trust, no Trustee who resigns and no Trustee who is removed shall be entitled to compensation for any period following the effective date of resignation or removal, or to any damages on account of removal.

Section 4. Effect of Death, Resignation, etc.; Vacancies.

(a) The death, resignation, retirement, removal, or incapacity of one or more Trustees shall not operate to annul the Trust or to revoke any existing agency created under this Declaration. The office of a Trustee becomes vacant, without further action, upon the Trustee’s death, resignation, removal, or retirement under Section 3(d) of this Article IV.

(b) Subject to paragraph (c) below, a vacancy on the Board of Trustees, including a vacancy created by an increase in the number of Trustees, may be filled only by the remaining Trustees, by written instrument signed by a majority of the Trustees then in office, and a Trustee so appointed shall serve for the remainder of the term of the class in which the vacancy occurred. A Trustee appointed to fill a vacancy created by an increase in the number of Trustees shall be allocated by the Trustees to a class so as to keep the classes as nearly equal in number as possible, and shall serve until the next election of that class and until a successor is elected and qualifies.

(c) No vacancy may be filled by the remaining Trustees under paragraph (b) unless, immediately after the vacancy is so filled, at least two-thirds of the Trustees then holding office were elected to that office by the Shareholders, as required by Section 16(a) of the 1940 Act. If a vacancy cannot be filled consistently with the preceding sentence, the Trustees shall call a meeting of Shareholders, as required by Section 16(a) of the 1940 Act, to elect Trustees to fill the vacancy. This paragraph (c) shall not apply prior to the date Shares are first sold pursuant to a public offering; prior to that date, the remaining Trustees may fill vacancies, including vacancies created by an increase in the number of Trustees, under paragraph (b) without regard to the requirement of this paragraph (c), subject only to Section 16(a) of the 1940 Act.

(d) Whenever there shall be fewer Trustees in office than the number fixed pursuant to Section 1 of this Article IV, the Trustees then in office, regardless of number, shall have all the powers granted to the Trustees hereunder and shall discharge all the duties imposed upon the Trustees hereunder until the vacancy is filled. In the event of the death, resignation, retirement, removal, or incapacity of all of the then Trustees within a short period of time, and without the opportunity for at least one Trustee to appoint additional Trustees to replace those no longer serving, the Adviser is empowered to call a meeting of Shareholders to elect Trustees and to nominate candidates for election at that meeting, in accordance with Section 16(a) of the 1940 Act.

Section 5. Powers and Duties.

The Trustees shall owe to the Trust and its Shareholders the same fiduciary duties (and only such fiduciary duties) as are owed by directors of a Delaware corporation to that corporation and its stockholders under the Delaware General Corporation Law. Subject to the provisions of this Declaration, the business of the Trust shall be managed by the Trustees, who shall have all powers necessary or convenient to carry out that responsibility, including the power to engage in securities transactions of all kinds on behalf of the Trust. Without limiting the foregoing, the Trustees may adopt By-Laws not inconsistent with this Declaration providing for the conduct of the business of the Trust, and may amend and repeal such By-Laws except to the extent the By-Laws reserve that right to the Shareholders; enlarge or reduce the number of Trustees consistent with Article IV, Section 1; elect and remove officers and appoint and terminate agents; establish and terminate committees; employ a custodian, administrator, investment adviser, transfer agent, and other service providers; provide for the issuance and distribution of Shares; redeem, repurchase, and transfer Shares; set record dates; declare and pay dividends and distributions; and delegate such authority as the Trustees consider desirable to any officer, committee, agent, or service provider. Unless otherwise specified herein, in the By-Laws, or required by law, any action of the Trustees shall be effective if approved or taken by a majority of the Trustees present at a meeting at which a quorum is present, or by the written consent of a majority of the Trustees then in office, subject to any conditions in the By-Laws.

Without limiting the foregoing, the Trustees shall have the power and authority to cause the Trust, or to act on behalf of the Trust: (i) to invest and reinvest cash and other property, to hold cash or other property uninvested, and to subscribe for, acquire, hold, pledge, sell, assign, transfer, exchange, distribute, write options on, lend, or otherwise deal in or dispose of securities, interests in pooled investment vehicles, and other instruments and property of every kind, and to exercise all rights, powers, and privileges of ownership or interest with respect thereto; (ii) to sell, exchange, lend, pledge, mortgage, hypothecate, lease, or write options with respect to, or otherwise deal in, any property rights relating to any of the assets of the Trust; (iii) to vote or give assent, or exercise any rights of ownership, with respect to securities or property, and to execute and deliver proxies or powers of attorney to such Persons as the Trustees deem proper; (iv) to exercise powers and rights of subscription or otherwise arising out of ownership of securities; (v) to hold any security or property in any form, in the name of the Trust or of a custodian, sub-custodian, or nominee; (vi) to consent to or participate in any plan for the reorganization, consolidation, or merger of any issuer of securities held by the Trust, and to pay calls or subscriptions with respect to any such security; (vii) to join with other security holders in acting through a committee, depositary, voting trustee, or otherwise; (viii) to litigate, compromise, arbitrate, or otherwise adjust claims in favor of or against the Trust, including claims for taxes; (ix) to enter into joint ventures, general or limited partnerships, and any other combinations or associations; (x) to borrow funds or other property in the name of the Trust exclusively for Trust purposes, to issue notes or other evidences of indebtedness in connection therewith, and to mortgage and pledge the Trust Property or any part thereof to secure such indebtedness; (xi) to endorse or guarantee the payment of any notes or other obligations of any Person, to make contracts of guaranty or suretyship, and to mortgage and pledge the Trust Property or any part thereof to secure such obligations; (xii) to operate as and carry out the business of an investment company, and to exercise all the powers necessary or appropriate to the conduct of such operations; (xiii) to enter into contracts of any kind and description; (xiv) to employ auditors, counsel, or other agents of the Trust; (xv) to interpret the investment policies, practices, or limitations of the Trust or any Class; (xvi) to select brokers, dealers, futures commission merchants, banks, or other agents or entities with which to effect transactions in securities and other instruments, and to execute brokerage contracts, risk disclosure, and other agreements necessary or convenient to transact in such instruments; and (xvii) to engage in any other lawful act or activity in which a statutory trust organized under the Delaware Act may engage, subject to the 1940 Act. The Trust shall not be limited to investing in obligations maturing before the possible termination of the Trust, shall not be bound or limited by any present or future law or custom in regard to investment by fiduciaries, and shall not be required to obtain any court order to deal with any assets of the Trust or take any other action hereunder. The Trust may pursue its investment program directly or indirectly through one or more subsidiary vehicles, at the discretion of the Trustees. Except as prohibited by the 1940 Act or other applicable law, the Trustees may, on behalf of the Trust, buy securities from or sell securities to, or lend assets of the Trust to, any Trustee or officer of the Trust or any firm of which any such Trustee or officer is a member acting as principal, or have any such dealings with the Adviser or any other service provider to the Trust or with any Interested Person of any such Person, and may employ any such Person, or any entity in which such Person is an Interested Person, in any capacity upon customary terms.

Section 6. Expenses of the Trust.

The Trustees are authorized to pay or cause to be paid from the Trust’s assets all expenses, fees, charges, taxes, and liabilities incurred in connection with the Trust or its management, including compensation of the Trustees and the fees and expenses of the Trust’s service providers.

Section 7. Ownership of Assets of the Trust.

Legal title to the Trust Property shall at all times be vested in the Trust as a separate legal entity, except that the Trustees may cause legal title to be held by, or in the name of, one or more Trustees, or a nominee, acting for and on behalf of the Trust. If title to any part of the Trust Property is vested in one or more Trustees, the right, title, and interest of the Trustees in the Trust Property shall vest automatically in each Person who thereafter becomes a Trustee upon due election or appointment and qualification, and upon the resignation, removal, death, or incapacity of a Trustee, that Trustee shall automatically cease to have any right, title, or interest in any of the Trust Property, which shall vest automatically in the remaining Trustees; to the extent permitted by law, such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered. The assets of the Trust shall be held separate and apart from any assets held by any Trustee in any capacity other than as Trustee hereunder. No creditor of any Trustee shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, any Trust Property with respect to any claim against, or obligation of, such Trustee in its individual capacity and not related to the Trust.

Section 8. Service Contracts.

The Trustees may enter into contracts with any Person, including the Adviser or an affiliate of the Adviser, to serve as investment adviser, sub-adviser, administrator, custodian, transfer agent, or in any other capacity, and no such contract shall be invalidated by reason of any Trustee, officer, or Shareholder having an interest in the other party to the contract, subject to the 1940 Act. The Trustees shall at all times employ one or more custodians meeting the qualifications for custodians of portfolio securities of investment companies under the 1940 Act, with such authority as agent of the Trust as the custodian agreement provides, subject to the 1940 Act and the By-Laws, and may authorize any custodian to employ sub-custodians meeting those qualifications. Subject to such rules, regulations, and orders as the Commission may adopt, the Trustees may direct the custodian to deposit all or any part of the securities owned by the Trust in a system for the central handling of securities established by a national securities exchange or a national securities association registered with the Commission under the Securities Exchange Act of 1934, or such other Person as the Commission may permit, pursuant to which securities deposited in the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery, provided that all such deposits shall be subject to withdrawal only upon the order of the Trust. The Trustees may retain underwriters or placement agents to sell Shares and other securities of the Trust, subject to the 1940 Act.

Section 9. Trustees and Officers as Shareholders.

Any Trustee or officer of the Trust may acquire, own, and dispose of Shares to the same extent as if such Person were not a Trustee or officer, subject to applicable law.

ARTICLE V

SHAREHOLDERS’ VOTING POWERS AND MEETINGS

Section 1. Meetings of Shareholders.

(a) The Trust shall hold annual meetings of Shareholders to the extent required by the 1940 Act, other applicable law, or the rules of the national securities exchange on which the Shares are listed.

(b) A special meeting of Shareholders may be called only by the Board of Trustees, the Chair of the Board, or the President of the Trust. Shareholders shall have no right to call, or to require the Trustees to call, a special meeting.

(c) No action required or permitted to be taken by the Shareholders may be taken by written consent in lieu of a meeting. Any action by Shareholders may be taken only at a duly called annual or special meeting of Shareholders.

Section 2. Voting Powers, Meetings, Notice and Record Dates.

(a) The Shareholders shall have power to vote only with respect to: (i) the election and removal of Trustees, as provided in Article IV; (ii) the matters described in Article V, Section 3(c) (including, as applicable, Article VIII, Sections 3, 4, and 5(b), each of which is subject to and cross-refers back to the vote required by Article V, Section 3(c)); and (iii) such additional matters relating to the Trust as may be required by the 1940 Act, this Declaration, the By-Laws, or as the Trustees, in their discretion, may consider necessary or desirable.

(b) Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote, and each fractional Share shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election or removal of Trustees or on any other matter.

(c) Except as otherwise provided herein, any matter affecting one or more Classes shall require approval by the vote of the affected Classes voting together as a single class, except where a separate class vote is required by the 1940 Act, in which case that requirement shall apply in addition.

(d) Shares may be voted in person or by proxy in the manner provided in the By-Laws. Meetings of Shareholders shall be called, and notice thereof and record dates therefor shall be given and set, as provided in the By-Laws.

(e) Until Shares of a Class are issued, the Trustees may exercise all rights of Shareholders of that Class and may take any action required by law, this Declaration, or the By-Laws to be taken by the Shareholders with respect to that Class. Shares held in the treasury shall not confer any voting rights on the Trustees and shall not be entitled to any dividends or other distributions declared with respect to the Shares.

Section 3. Quorum and Required Vote.

(a) Quorum. Except when a larger quorum is required by the 1940 Act, the By-Laws, or this Declaration, the presence in person or by proxy of Shareholders entitled to cast one-third (1/3) of the votes entitled to be cast shall constitute a quorum at a meeting of Shareholders. Where any Class or series is entitled to vote separately, one-third (1/3) of the Shares of that Class or series entitled to vote shall constitute a quorum with respect to that vote.

(b) Required Vote — Generally. Except where this Declaration, the By-Laws, or the 1940 Act requires a greater or lesser vote, when a quorum is present at a meeting, a majority of the Shares voted shall decide any matter, and a plurality of the Shares voted shall elect a Trustee.

(c) Required Vote — Certain Transactions.

(i) Except as provided in paragraph (ii) below, the affirmative vote of the holders of at least seventy-five percent (75%) of the Outstanding Shares entitled to vote thereon shall be required to authorize any of the following:

(1) the conversion of the Trust from a closed-end company to an open-end company, as those terms are defined in the 1940 Act;

(2) the liquidation or dissolution of the Trust;

(3) a merger, consolidation, or share exchange of the Trust, or any Class, with or into any other Person;

(4) the sale, lease, or exchange of all or substantially all of the assets of the Trust; and

(5) any amendment to Article IV, Section 2, 3, or 4, to Section 1 of this Article V, to this Section 3(c), or to Article VIII, Section 5(b).

(ii) Notwithstanding paragraph (i), if a transaction or amendment described in paragraph (i) has been approved by the affirmative vote of at least seventy-five percent (75%) of the Trustees then in office, including a majority of the Independent Trustees then in office, the affirmative vote of the holders of a majority of the Shares then entitled to vote thereon shall be required in lieu of the seventy-five percent (75%) vote otherwise required by paragraph (i).

Section 4. Record Dates for Dividends and Distributions.

The Trustees may fix a record date, in advance of the payment date, for determining the Shareholders entitled to receive any dividend or other distribution, and may close the register or transfer books for that purpose without fixing a record date.

Section 5. Additional Provisions.

The By-Laws may include further provisions relating to Shareholder votes, meetings, and related matters, consistent with this Declaration.

ARTICLE VI

NET ASSET VALUE, DISTRIBUTIONS AND REDEMPTIONS

Section 1. Determination of Net Asset Value, Net Income and Distributions.

Subject to applicable law, the Trustees, in their discretion, may prescribe the bases and times for determining the Net Asset Value per Share of any Class, and for the declaration and payment of dividends and distributions, and shall cause the Net Asset Value to be determined in a manner consistent with the 1940 Act and other applicable law. The Trustees may delegate the determination of Net Asset Value as and to the extent permitted by the 1940 Act.

Section 2. Redemption.

(a) The Shares of the Trust are not redeemable by the Shareholders.

(b) Shareholders shall, upon demand, disclose to the Trustees in writing such information regarding direct and indirect ownership of Shares as the Trustees deem necessary to comply with the Code, the 1940 Act, or other applicable law.

ARTICLE VII

COMPENSATION, LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 1. Trustee Compensation.

The Trustees shall be entitled to reasonable compensation from the Trust, in such amount as they may fix from time to time; provided, that the Trust shall not compensate a Trustee who is otherwise compensated by the Adviser or a sub-adviser under the terms of an advisory contract with the Trust. Nothing herein shall prevent the employment of a Trustee for advisory, management, legal, accounting, investment banking, or other services, and payment for such services by the Trust, subject to the 1940 Act and provided that no such employment or payment shall be made to or for a Trustee serving as an Independent Trustee if it would cause that Trustee to cease to qualify as an Independent Trustee.

Section 2. Limitation of Liability.

A Trustee or officer of the Trust, when acting in that capacity, shall not be personally liable, to the fullest extent permitted by law, to any Person other than the Trust or a Shareholder for any act, omission, or obligation of the Trust or of any other Trustee or officer. A Trustee or officer shall not be liable for any act, omission, or conduct in that capacity; provided, that nothing contained herein or in the Delaware Act shall protect a Trustee or officer against any liability to the Trust or to Shareholders to which the Trustee or officer would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the office of Trustee or officer. Nothing in this Section 2 eliminates, waives, or limits any fiduciary duty owed by a Trustee to the Trust or its Shareholders under Delaware law or the 1940 Act; this Section 2 limits only the personal liability of a Trustee or officer for breach of such a duty, and only to the extent permitted by law.

Section 3. Indemnification.

(a) Subject to the exceptions and limitations in this Section 3, every Covered Person shall be indemnified by the Trust, to the fullest extent permitted by law, against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred or paid by such Covered Person in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which the Covered Person may be or may have been involved as a party or otherwise, or with which the Covered Person may be or may have been threatened, by reason of being or having been a Covered Person (a “Proceeding”).

(b) No indemnification shall be provided hereunder to a Covered Person who shall have been adjudicated by a court or body before which the Proceeding was brought (i) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Covered Person’s office (collectively, “Disabling Conduct”), or (ii) not to have acted in good faith in the reasonable belief that the Covered Person’s action was in the best interests of the Trust; nor shall indemnification be provided where it would be inconsistent with Section 17(h) of the 1940 Act.

(c) With respect to any Proceeding disposed of (whether by settlement, consent decree, or otherwise) without an adjudication by the court or other body before which the Proceeding was brought, no indemnification shall be provided unless there has been a dismissal of the Proceeding by that court or body for insufficiency of evidence of any Disabling Conduct with which the Covered Person has been charged, or a determination that the Covered Person did not engage in Disabling Conduct: (i) by the court or other body before which the Proceeding was brought; (ii) by at least a majority of those Trustees who are neither Interested Persons of the Trust nor parties to the Proceeding, based upon a review of readily available facts (as opposed to a full trial-type inquiry); or (iii) by written opinion of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial-type inquiry).

(d) Expenses of a Covered Person in connection with the defense of any Proceeding may be advanced by the Trust from time to time prior to final disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person that such amount will be repaid to the Trust if it is ultimately determined that the Covered Person is not entitled to indemnification under this Section 3; provided, that either (i) the Covered Person shall have provided appropriate security for such undertaking, (ii) the Trust is insured against losses arising out of any such advance payments, or (iii) either a majority of the Trustees who are neither Interested Persons of the Trust nor parties to the matter, or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a full trial-type inquiry or full investigation), that there is reason to believe that the Covered Person will be found entitled to indemnification under this Section 3.

(e) The Trust’s obligations under this Section 3 (i) may be insured by policies maintained by the Trust; (ii) are severable; (iii) are not exclusive of any other rights to which a Covered Person may be entitled; and (iv) continue as to a Person who has ceased to be a Covered Person with respect to acts or omissions occurring while such Person was a Covered Person, and inure to the benefit of the heirs, executors, and administrators of such Person.

(f) Persons extending credit to, contracting with, or having any claim against the Trust shall look only to the assets of the Trust for payment under such credit, contract, or claim, and none of the Shareholders, Trustees, or officers of the Trust, whether past, present, or future, shall be personally liable therefor.

(g) The rights of indemnification and exculpation provided in this Article VII shall not be construed so as to limit liability, or to provide indemnification, with respect to any liability of a Trustee, officer, or other Covered Person, including liability under the federal or state securities laws which, under certain circumstances, imposes liability even upon Persons who act in good faith, to the extent — but only to the extent — that such limitation of liability or indemnification would be inconsistent with applicable law; provided, that this Article VII shall otherwise be construed so as to effectuate its provisions to the fullest extent permitted by law. Without limiting the foregoing, nothing in this Article VII limits any liability of a Trustee, officer, or other Covered Person under the federal securities laws.

Section 4. Trustee’s Good Faith Action, Expert Advice, No Bond or Surety.

The Trustees shall not be liable for errors of judgment or mistakes of fact or law, provided that nothing in this Section 4 shall protect a Trustee against any liability to the Trust or its Shareholders by reason of Disabling Conduct, as defined in Section 3(b) of this Article VII. The Trustees may rely in good faith upon the advice of counsel or other experts with respect to the meaning and operation of this Declaration and their duties as Trustees, and shall be under no liability for any act or omission in accordance with such advice. The Trustees shall not be required to give any bond or surety.

Section 5. Insurance.

From and after the date Shares are first sold pursuant to a public offering, the Trust shall maintain, at the Trust’s expense, insurance for the protection of Trustees, officers, employees, and agents of the Trust against liabilities incurred by reason of holding such positions, whether or not the Trust would have the power to indemnify against such liability, in such amounts and on such terms as the Trustees determine to be reasonable. Prior to that date, the Trustees may authorize the purchase of such insurance.

Section 6. Employee Benefit Plans.

This Article VII does not apply to any Proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that Person’s capacity as such, even though that Person may also be a Covered Person. Nothing in this Article VII limits any right to indemnification to which such a fiduciary may be entitled by contract or otherwise, which shall be enforceable to the extent permitted by law.

ARTICLE VIII

MISCELLANEOUS

Section 1. Liability of Third Persons Dealing with Trustees.

No Person dealing with the Trustees shall be bound to make any inquiry concerning the validity of any transaction made or to be made by the Trustees, or to see to the application of any payments made or property transferred to the Trust or upon its order.

Section 2. Subsidiaries.

The Trustees may cause the Trust to own, directly or indirectly, one or more subsidiaries organized under the laws of the United States or any other jurisdiction, to the extent consistent with the 1940 Act and the Trust’s status as a regulated investment company under the Code.

Section 3. Duration, Term and Termination of the Trust.

Unless terminated as provided herein, the Trust shall continue without limitation of time. The Trust may be dissolved and its affairs wound up at any time upon the affirmative vote required by Article V, Section 3(c) for a dissolution of the Trust. Upon dissolution, and after paying or adequately providing for the payment of all liabilities of the Trust, and upon receipt of such releases, indemnities, and refunding agreements as they deem necessary for their protection, the Trustees shall distribute the remaining assets of the Trust among the Shareholders in accordance with their respective rights. Upon dissolution, the Trust shall carry on no business except for the purpose of winding up its affairs, and the Trustees shall wind up the affairs of the Trust in accordance with Section 3808 of the Delaware Act, for which purpose all of the powers of the Trustees under this Declaration shall continue, including the powers to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, transfer, or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration that may consist in whole or in part of cash, securities, or other property of any kind, pay or make reasonable provision for the payment of all claims and obligations of the Trust, and do all other acts appropriate to liquidate its business. Following completion of the winding up, any one Trustee shall execute, and cause to be filed, a certificate of cancellation of the Certificate of Trust in accordance with Section 3810 of the Delaware Act.

Section 4. Conversion.

Subject to Article V, Section 3(c)(i)(1) and (ii), and to the extent required by the 1940 Act, the Trustees may cause the Trust to convert from a closed-end company to an open-end company only upon obtaining the Shareholder approval, if any, required by that Section.

Section 5. Amendments.

(a) Except as provided in paragraph (b) below, this Declaration may be amended at any time by an instrument in writing signed by a majority of the Trustees then in office (including a majority of the Independent Trustees, where required by the 1940 Act), without the vote or consent of Shareholders, unless the vote or consent of Shareholders is required by the 1940 Act or by this Declaration. Amendments to the By-Laws are governed by Article IV, Section 5 and by the By-Laws, and are not amendments to this Declaration for purposes of this Section 5.

(b) No amendment may be made to Article IV, Section 2, 3, or 4, to Article V, Section 1 or Section 3(c), or to this Section 5(b), except in accordance with the vote required by Article V, Section 3(c) for amendments to those provisions.

(c) No amendment shall impair the exemption from personal liability of any Shareholder, Trustee, or officer of the Trust provided in this Declaration, or limit the rights to indemnification provided in Article VII with respect to any act or omission occurring prior to such amendment.

Section 6. Filing of Copies, References, Headings.

The original or a copy of this Declaration, and of each amendment hereto, shall be kept at the office of the Trust, where it may be inspected by any Shareholder. Anyone dealing with the Trust may rely on a certificate executed by a Trustee or officer of the Trust as to the current provisions of this Declaration. Headings are for convenience of reference only and shall not affect the construction hereof.

Section 7. Applicable Law.

This Declaration is governed by and shall be construed and administered according to the Delaware Act and the laws of the State of Delaware, and, without limiting the foregoing, the Trust specifically reserves the right to exercise any of the powers and privileges afforded to statutory trusts under the Delaware Act. Notwithstanding the preceding sentence, there shall not be applicable to the Trust, the Trustees, or this Declaration any provisions of the laws (statutory or common) of the State of Delaware, other than the Delaware Act, pertaining to trusts that relate to or regulate: (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges; (ii) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust; (iii) the necessity for obtaining a court or other governmental approval concerning the acquisition, holding, or disposition of real or personal property; (iv) fees or other sums applicable to trustees, officers, agents, or employees of a trust; (v) the allocation of receipts and expenditures to income or principal; (vi) restrictions or limitations on the permissible nature, amount, or concentration of trust investments, or requirements relating to the titling, storage, or other manner of holding of trust assets; (vii) the establishment of fiduciary or other standards or responsibilities, or limitations on the acts, powers, liabilities, or authorities of trustees, that are inconsistent with the limitations, liabilities, authorities, and powers of the Trustees set forth or referenced in this Declaration; or (viii) the removal of trustees by judicial proceeding, removal being governed exclusively by Article IV, Section 3. No provision of this Declaration shall be effective to require a waiver of compliance with the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, or any valid rule, regulation, or order of the Commission thereunder.

Section 8. Provisions in Conflict with Law or Regulations.

The provisions of this Declaration are severable. If the Trustees determine, with the advice of counsel, that any provision conflicts with the 1940 Act, the Code, the Delaware Act, or other applicable law, the conflicting provision, or the conflicting part thereof, shall be deemed not to constitute a part of this Declaration; provided, that such determination shall not affect the remaining provisions of this Declaration or render invalid or improper any action taken or omitted prior to such determination; and provided further, that this Section 8 shall not be used to eliminate, remove, or alter any provision described in Article VIII, Section 5(b), which may be amended only in accordance with the vote required by Article V, Section 3(c). If any provision is held invalid or unenforceable in any jurisdiction, such invalidity shall attach only to that provision in that jurisdiction and shall not affect any other provision or jurisdiction.

Section 9. Statutory Trust Only.

The Trust is not intended to be, and shall not be deemed to be or treated as, a general partnership, limited partnership, joint venture, corporation, or joint stock company, nor shall the Trustees or Shareholders, or any of them, be deemed to be, or be treated in any way as, liable or responsible hereunder as partners or joint venturers.

Section 10. Writings.

To the fullest extent permitted by applicable law, any requirement in this Declaration or the By-Laws that an action be taken by written instrument, written consent, or written agreement may be satisfied by an electronic record in a form acceptable to the Trustees, and any requirement that a writing be signed may be satisfied by an electronic signature acceptable to the Trustees.

Section 11. Exclusive Forum; Fee-Shifting; Jury Waiver.

(a) Any claim, suit, action, or proceeding brought by or on behalf of any Shareholder or other Person claiming an interest in Shares, including any derivative action and any claim relating to the fiduciary duties of the Trustees, arising out of or relating to this Declaration, the By-Laws, or the Trust, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if that court does not have subject matter jurisdiction, in any other court of the State of Delaware with subject matter jurisdiction.

(b) If any such claim, suit, action, or proceeding is commenced by a Shareholder or other such Person in a court other than as specified in paragraph (a), without the written consent of the Trust, all reasonable and documented out-of-pocket fees, costs, and expenses, including reasonable attorneys’ fees, incurred by the Trust or by any Trustee or officer named as a party in successfully enforcing paragraph (a) — including in connection with a motion to dismiss, stay, or transfer such action — shall be reimbursed by the non-prevailing party.

(c) EACH SHAREHOLDER AND EACH OTHER PERSON CLAIMING AN INTEREST IN SHARES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY CLAIM, SUIT, ACTION, OR PROCEEDING DESCRIBED IN PARAGRAPH (a).

(d) This Section 11, including paragraphs (b), (c), and (e), shall not apply to any claim arising under the federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, and the 1940 Act; and no provision of this Declaration shall be construed to limit liability, provide indemnification, or require a waiver of compliance with respect to any such claim.

(e) Each Shareholder and each other Person claiming an interest in Shares, and each Trustee and officer, to the fullest extent permitted by law: (i) irrevocably submits to the exclusive jurisdiction of the courts specified in paragraph (a) in connection with any claim, suit, action, or proceeding described in paragraph (a); (ii) irrevocably waives any right to assert in any such proceeding that it is not personally subject to the jurisdiction of those courts, that the proceeding is brought in an inconvenient forum, or that the venue is improper; (iii) waives any requirement for the posting of a bond by a party bringing any such proceeding; and (iv) consents to service of process in any such proceeding by certified mail, return receipt requested, to the address in effect for notices hereunder, which shall constitute good and sufficient service of process and notice thereof, without limiting any right to serve process in any other manner permitted by law.

Section 12. Control Share Acquisitions.

The Trust has not, in this Declaration, approved or exempted any acquisition of Shares for purposes of Subchapter III of the Delaware Act, and nothing in this Declaration shall be construed as such an approval or exemption.

IN WITNESS WHEREOF, the undersigned, being the Trustee(s) of the Trust, have executed this Agreement and Declaration of Trust as of the date first written above.

/s/ Robert E. Ghenchev

Robert E. Ghenchev, as Sole Initial Trustee